Exhibit 99.1

Fathom Digital Manufacturing

Corporation Receives Non-Binding Acquisition Proposal

From CORE Industrial Partners

HARTLAND, Wis., November 27, 2023 -- Fathom Digital Manufacturing Corp. (NYSE: FATH), an industry leader in on-demand digital manufacturing services, today announced that it has received a non-binding proposal from CORE Industrial Partners, LLC on behalf of itself and its affiliated investment vehicles, (collectively, the "CORE Funds”), to acquire all of the Company's outstanding shares of Class A Common Stock and Class B Common Stock that they do not already own for $4.50 cash per share. The non-binding proposal states that as of November 22, 2023, the CORE Funds collectively owned shares of Class A Common Stock and Class B Common Stock representing approximately 63% of the Company’s outstanding voting power.

The board of directors of the Company (the "Board") previously formed a special committee of independent directors (the "Special Committee") to evaluate and consider any potential or actual transaction proposal from the CORE Funds and any other alternative proposals or other strategic alternatives that may be available to the Company. The Special Committee is comprised of Messrs. Adam DeWitt, David Fisher and Peter Leemputte.

The Company understands that the Special Committee is reviewing the proposal from the CORE Funds, has not made any decisions with respect to its response to the proposal and has not set a definitive timetable for the completion of its evaluation of the proposal. There can be no assurance that any definitive agreement will result from the proposal submitted by the CORE Funds or that any transaction will be consummated. The Company and the Special Committee do not intend to comment further about this proposal unless and until they deem that further disclosure is appropriate.

A copy of CORE's proposal letter, dated November 22, 2023, is available as an exhibit to CORE's statement of beneficial ownership on Schedule 13D/ A as publicly filed with the United States Securities and Exchange Commission.

About Fathom Digital Manufacturing

Fathom is one of the largest on-demand digital manufacturing platforms in North America, serving the comprehensive product development and low- to mid-volume manufacturing needs of some of the largest and most innovative companies in the world. With more than 25 quick turn manufacturing processes combined with an extensive national footprint, Fathom seamlessly blends in-house capabilities across plastic and metal additive technologies, CNC machining, injection molding and tooling, sheet metal fabrication, design and engineering, and more. Fathom has more than 35 years of industry experience and is at the forefront of the Industry 4.0 digital manufacturing revolution, serving clients in the technology, defense, aerospace, medical, automotive, IOT sectors, and others. Fathom's certifications include: ITAR Registered, ISO 9001:2015 Design Certified, ISO 9001:2015, ISO 13485:2016, AS9100:2016, and NIST 800-171. To learn more, visit https://fathommfg.com/.

Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Fathom Digital Manufacturing Corporation (“Fathom”) that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to recognize the anticipated benefits of our business combination with Altimar Acquisition Corp. II; changes in

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Exhibit 99.1

general economic conditions, including as a result of the COVID-19 pandemic or any future outbreaks of other highly infectious or contagious disease; the implementation of our optimization plan could result in greater costs and fewer benefits than we anticipate; the outcome of litigation related to or arising out of the business combination, or any adverse developments therein or delays or costs resulting therefrom; the ability to meet the New York Stock Exchange’s listing standards following the consummation of the business combination; costs related to the business combination and additional factors discussed in Fathom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2023, as amended on May 1, 2023, as well as Fathom’s other filings with the SEC. If any of the risks described above materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by our forward-looking statements. There may be additional risks that Fathom does not presently know or that Fathom currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Fathom’s expectations, plans or forecasts of future events and views as of the date of this press release. These forward-looking statements should not be relied upon as representing Fathom’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Fathom undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Contact:

Vanessa Winter, Vice President, Ellipsis

Investor Relations

Fathom Digital Manufacturing

investors@fathommfg.com

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